Exhibit 5.1













February 14, 2002




Dear Sirs:


CIBA SPECIALTY CHEMICALS HOLDING INC.


This opinion is being provided to you by the undersigned as Senior Corporate Counsel in Switzerland for Ciba Specialty Chemicals Holding Inc., a Corporation organized under the laws of Switzerland (hereinafter called the "Company"), in connection with a Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933 for the registration of 1,000,000 American Depositary Shares, each representing one half of one ordinary share, par value CHF 10 per share (the "ADSs") (and the 500,000 ordinary shares underlying such ADSs), to be issued pursuant to options granted under the Ciba Specialty Chemicals Corporation 1999 Stock Option Plan (the "Plan").

In that connection, I have examined originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments as I have deemed necessary for the purposes of this opinion, including the Articles of Association of the Company.

Based upon the foregoing, I am of the opinion as follows:

          1. The Company is validly existing corporation under the laws of Switzerland; and

          2. The shares and/or the ADSs have been duly and validly authorized, and when issued and delivered by the Company in accordance with the Plan and the stock options exercised thereunder, will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as part of the Registration Statement and to the use of the name therein.


Yours sincerely,

/s/ Oliver Strub
-------------------------
Oliver Strub
Senior Corporate Counsel


                                Page 28 of 31